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                                                                    EXHIBIT 12.1

Tom Brown, Inc.
Computation of Ratio of Earnings to Fixed Charges and
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends


                                                                                   YEAR ENDED DECEMBER 31,
                                                           -------------------------------------------------------------------
                                                              1998           1999          2000          2001          2002
                                                           ----------     ----------    ----------    ----------    ----------
EARNINGS
Pretax income from continuing operations                   $  (71,361)    $   11,050    $  106,358    $  105,604    $   13,136
Fixed charges                                                   4,649          5,940         6,449         7,866         7,993
                                                           ----------     ----------    ----------    ----------    ----------
  Earnings available for fixed charges                     $  (66,712)    $   16,990    $  112,807    $  113,470    $   21,129
                                                           ==========     ==========    ==========    ==========    ==========

FIXED CHARGES
Interest expense                                                4,301          5,560         5,967         7,347         7,444
Estimated interest component of rent expense                      348            380           482           519           549
                                                           ----------     ----------    ----------    ----------    ----------
  Total fixed charges                                      $    4,649     $    5,940    $    6,449    $    7,866    $    7,993
                                                           ==========     ==========    ==========    ==========    ==========

FIXED CHARGES AND PREFERRED DIVIDENDS
Fixed charges                                              $    4,649     $    5,940    $    6,449    $    7,866    $    7,993
Preferred dividends (1)                                         2,778          2,778         1,389            --            --
                                                           ----------     ----------    ----------    ----------    ----------
  Total fixed charges and preferred dividends              $    7,427     $    8,718    $    7,838    $    7,866    $    7,993
                                                           ==========     ==========    ==========    ==========    ==========


RATIO OF EARNINGS TO FIXED CHARGES                                 (2)          2.86         17.49         14.42          2.64
                                                           ==========     ==========    ==========    ==========    ==========

RATIO OF EARNINGS TO FIXED CHARGES AND
  PREFERRED DIVIDENDS                                              (3)          1.95         14.39         14.42          2.64
                                                           ==========     ==========    ==========    ==========    ==========


(1) Preferred dividends for the periods presented represents the pre-tax earnings required to pay dividends on the outstanding preferred stock in the applicable periods.

(2)  Earnings were insufficient to cover fixed charges in 1998 by $71.4 million.

(3) Earnings were insufficient to cover fixed charges and preferred dividends in 1998 by $74.1 million.